Exhibit 4.0

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Description of Common Stock

General

The following description of our capital stock and provisions of our certificate of incorporation, as amended, and by-laws is a summary only and not a complete description.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share.

As of March 14, 2022, 32,403,235 shares of our common stock were outstanding and held of record by 84 stockholders. The actual number of stockholders is significantly greater than this number of record stockholders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of stockholders of record also does not include stockholders whose shares may be held in trust by other entities.

Each holder of our common stock is entitled to:

●	one vote per share on all matters submitted to a vote of the stockholders;

●	dividends as may be declared by our board of directors out of funds legally available for that purpose; and

●	his, her or its pro rata share in any distribution of our assets after payment or providing for the payment of liabilities.

Holders of common stock have no cumulative voting rights, redemption rights or preemptive rights to purchase or subscribe for any shares of our common stock or other securities. All of the outstanding shares of common stock are fully paid and nonassessable.

Antitakeover Effects of Provisions of Our Certificate of Incorporation and By-laws and of New York Law

Section 912 of the NYBCL. As a New York corporation that has a class of voting stock listed on a national securities exchange, we are subject to the provisions of Section 912 of the New York Business Corporation Law (“NYBCL”). In general, Section 912 prohibits a public New York corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years from the date on which the shareholder first becomes an interested shareholder unless such business combination or the purchase of stock made by such interested shareholder on such interested shareholder’s stock acquisition date is approved by the board of directors prior to such interested shareholder’s stock acquisition date. In addition, no domestic corporation shall engage at any time in any business combination with any interested shareholder of such corporation other than in situation where: (i) the business combination is approved by the board of directors before the stock acquisition or the acquisition of the stock had been approved by the board of directors before the stock acquisition; (ii) the business combination is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote not beneficially owned by the interested shareholder at a meeting called for that purpose no earlier than five years after the stock acquisition; or (iii) in the business combination, the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share that is paid by the interested shareholder and such business combination meets certain other requirements. The NYBCL defines the term “business combination” to include transactions such as certain mergers, consolidations, dispositions of assets or stock, issuance or transfer of any stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions. The NYBCL defines the term “interested shareholder” generally as any person who owns at least twenty-percent (20%) of the outstanding shares of stock entitled to vote or is an affiliate or associate of such corporation and at any time within the five-year period immediately prior to the date in question owned at least twenty-percent (20%) of the then outstanding shares of stock entitled to vote. A corporation can expressly elect not to be governed by the NYBCL’s business combination provision in its bylaws, which must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote and is subject to further conditions, but we have not done so.

Board of Directors. Our board of directors currently consists of seven directors, but the number of directors may be increased or decreased, to not less than three or more than nine, by resolution of a majority of the entire board of directors or by the shareholders at an annual or any special meeting; provided, however, that if our shares are owned beneficially and of record by less than three shareholders, the number of directors may, if so determined by resolution of the board of directors or by our shareholders at an annual or special meeting, be less than three but not less than the number of shareholders.

Special Meetings of Shareholders. Special meetings of our shareholders may be called only by our President or by resolution of the Board of Directors.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC, with offices at 6201 15th Avenue, Brooklyn, New York 11219.

Stock Mark Listing

Our common stock is listing for trading on the Nasdaq Capital Market under the symbol “SIEB.”